Exhibit 99(h)





                                  CONSENT
                                     OF
                             SMITH BARNEY INC.


The Board of Directors
Proffitt's, Inc.
115 North Calderwood
Alcoa, TN  37701

Members of the Board:

     We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Proffitt's, Inc. ("Proffitt's") as Appendix II to the Joint Proxy Statement/Prospectus of Proffitt's and Younkers, Inc. ("Younkers") relating to the proposed merger of a wholly owned subsidiary of Proffitt's with and into Younkers and (ii) references made to our firm and such opinion in "SUMMARY - The Merger - Opinions of Financial Advisors" and "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and "- Opinions of Financial Advisors - Smith Barney Opinion to the Proffitt's Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                   By: /s/ Smith Barney Inc.
                                      -------------------------------------
                                        SMITH BARNEY INC.





New York, New York
January 3, 1996